Exhibit 10.64

Amendment No. 2

to

Amended and Restated Employment Agreement

This Amendment No. 2 to the Amended and Restated Employment Agreement, dated November 8, 2004, as amended on February 11, 2008 (the “Agreement”), between Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (together with its successors and assigns, the “Company”) and Kenneth S. Boger (the “Executive”) is entered into by the parties on December 29, 2008.  The parties hereby agree that the Agreement shall be amended as follows:

1.                                      Section 1(g) shall be amended by adding the following to the end thereof:

“Notwithstanding the foregoing, to the extent that any payments under this Agreement that are payable upon disability constitute nonqualified deferred compensation subject to Section 409A of the Code, “DISABILTY” or “DISABLED” shall mean, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Executive is either (a) unable to engage in any substantial gainful activity or (b) receiving income replacement benefits for a period of not less than three months under any disability plan covering employees of the Company.  For purposes of the immediately foregoing sentence, the existence of a disability will be determined in all respects in accordance with the provisions of Section 409A(a)(2)(C) of the Code.

2.                                      Section 8 shall be amended by inserting the following language at the end of the current language, as follows:

“Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year, and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive.”

3.                                      Section 10(a)(vii) shall be amended in its entirety to read as follows:

“(vii)       six months of Severance Pay, payable in accordance with the regular payroll practices of the Company, commencing on the first day of the month following the month in which termination under this SECTION 10(a) occurred;”

4.                                      Section 10(b) shall be amended to delete the last paragraph thereof in its entirety.

5.                                      The first phrase of Section 10(c)(iii) shall be amended to read as follows:

“(iii)        Twelve months of Severance Pay, payable in accordance with the regular payroll practices of the Company, commencing on the first day of the month following the month during which the Executive’s employment is terminated under this SECTION 10(c);”

6.                                      Section 10(c)(viii) shall be amended in its entirety as follows:

“(viii)      until the earlier of (a) the expiration of the term of the Severance Pay paid under Section 10(c)(iii) above or (b) the date the Executive receives equivalent coverage and benefits under the plan of a subsequent employer, the Company shall provide the Executive with medical and dental insurance benefits substantially similar to those which the Executive was receiving immediately prior to the termination of his employment, including any employer paid portion of the premium, subject to the Executive’s election of benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in accordance with the applicable plan procedures. During such time that the Executive is receiving such continued medical and dental benefits from the Company, the Company shall also provide Executive with life insurance benefits substantially similar to those which the Executive was receiving immediately prior to the termination of his employment

7.                                      Section 26 shall be amended as follows:

(i)            By adding the following to the end of the first paragraph thereof:

“The Company will pay to Executive the Additional Amount within 10 days after the Executive delivers to the Company a calculation of the Additional Amount, together with such supporting documentation as the Company may reasonably require, provided that the Company does not object to such calculation.”

(ii)           By adding the following to the end of the third paragraph thereof:

“Notwithstanding the foregoing, no payments under this Section 26 from the Company to Executive shall be made after the end of the calendar year immediately following the calendar year in which the Executive remits the related taxes to the applicable taxing authority.”

8.             Section 27 shall be amended to add the following at the end of the current language:

“Any portion of a payment that constitutes nonqualified deferred compensation under Section 409A of the Code payable as a result of a termination of employment may only be paid upon a “separation from service” under Section 409A(a)(2)(A)(i) of the Code.  For purposes of clarification, the foregoing sentence shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” occurs.”

As so amended, the Employment Agreement shall remain in full force and effect.  Executed as of the date set forth above:

VERTEX PHARMACEUTICALS INCORPORATED

By:	/s/ Valerie Andrews
V.P. & Deputy General Counsel

/s/ Kenneth S. Boger
Kenneth S. Boger